Exhibit 5.1

9275 W. Russell Road, Suite 240
Las Vegas, Nevada 89148
PH (702) 692-8000 | FX (702) 692- 8099
fennemorelaw.com

April 8, 2026

RMX Industries, Inc.

4514 Cole Avenue, Suite 600

Dallas, Texas 75205

Re:	RMX Industries, Inc./Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special Nevada counsel to RMX Industries, Inc., a Nevada corporation (the “Company”), in connection with the registration by the Company of up to 11,862,543 shares (the “Shares”) of its Class A Common Stock, $0.001 par value per share (the “Class A Common Stock”), on a registration statement on Form S-1 (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) in accordance with the Securities Act of 1933, as amended (the “Securities Act”).

Of the total Shares, (a) 200,000 shares of the Class A Common Stock (the “Commitment Shares”) were issued to JAK Opportunities XXVI LLC, a Delaware limited liability company (“JAK”), pursuant to a Securities Purchase Agreement dated October 15, 2025, as amended on November 5, 2025, between the Company and JAK (the “JAK Purchase Agreement”); (b) up to 11,111,111 shares of the Class A Common Stock (the “Conversion Shares”) are issuable to JAK pursuant to senior secured convertible promissory notes (the “JAK Notes”) issued or issuable to JAK pursuant to the JAK Purchase Agreement; and (c) up to 551,432 shares of the Class A Common Stock (the “Warrant Shares”) are issuable to Boustead Securities, LLC, a registered broker-dealer (“Boustead”), upon exercise of warrants (the “Boustead Warrants”) issued or to be issued to Boustead pursuant to a termination of an engagement letter dated November 4, 2022 (the “Termination Agreement”) between the Company and Boustead.

Terms not otherwise defined herein have the meaning as ascribed to such terms in the Registration Statement.

For purposes of these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the Registration Statement;

(b)	the JAK Purchase Agreement;

FENNEMORE.

RMX Industries, Inc.

April 8, 2026

(c)	form of the JAK Notes;

(d)	the Termination Agreement;

(e)	the Articles of Incorporation of the Company, as amended, as filed with the Secretary of State of Nevada;

(f)	the Bylaws of the Company, adopted on November 23, 2022, as amended by Amendment No. 1 to the Bylaws as adopted May 1, 2024, and Amendment No. 2 as adopted on April 1, 2026 (collectively, the “Bylaws”); and

(g)	resolutions of the Board of Directors relating to approving the issuance of the Shares.

We have obtained from officers of the Company, and have relied upon, such certificates, representations, and assurances as we have deemed necessary and appropriate for purposes of rendering this opinion letter. We have also examined such other corporate charter documents, records, certificates, and instruments (collectively with the documents identified in (a) through (g) above, the “Documents”) as we deem necessary or advisable to render the opinions set forth herein.

In our examination, we have assumed:

(a)	the legal capacity and competency of all natural persons executing the Documents;

(b)	the genuineness of all signatures on the Documents;

(c)	the authenticity of all Documents submitted to us as originals, and the conformity to original documents of all Documents submitted to us as copies or forms;

(d)	that the parties to such Documents, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder;

(e)	other than with respect to the Company, the due authorization by all requisite action, corporate or other, of the Documents;

(f)	the execution, delivery, and performance by all parties of the Documents; and

(g)	that all Documents are valid, binding, and enforceable against the parties thereto.

We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such Documents. We note that the Company has reserved, and assume that it will continue to reserve, sufficient authorized shares of its Class A Common Stock to allow for the issuance of the Conversion Shares upon conversion the JAK Notes and the Warrant Shares upon exercise of the Boustead Warrants.

FENNEMORE.

RMX Industries, Inc.

April 8, 2026

Based on the foregoing and in reliance thereon, and subject to the assumptions, limitations, and qualifications set forth herein, we are of the opinion that:

(a)	the Commitment Shares have been duly authorized and are validly issued, fully paid, and nonassessable;

(b)	the issuance of the Conversion Shares has been duly authorized and upon issuance in accordance with the terms of JAK Notes, will be validly issued, fully paid, and nonassessable; and

(c)	the issuance of the Warrant Shares has been duly authorized and upon issuance of the Warrant Shares upon exercise of and in accordance with the terms of the Boustead Warrants, the Warrant Shares will be validly issued, fully paid, and nonassessable.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention after the date the Registration Statement is declared effective.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, the opinions we express herein are limited to matters involving the laws of the State of Nevada (other than the securities laws and regulations of the State of Nevada, as to which we express no opinion). We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any securities laws related to the issuance and sale of the Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the reference of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Fennemore Craig, P.C.

FENNEMORE CRAIG, P.C.